EXHIBIT 10.1

                           Pressure BioSciences, Inc.
                                321 Manley Street
                           West Bridgewater, MA 02379


                                                     June 30, 2005


Mr. Richard T. Schumacher
Pressure BioSciences, Inc.
321 Manley Street West
Bridgewater, MA 02379

Dear Mr. Schumacher:

         The purpose of this letter is to set forth our mutual understanding relating to reimbursement of certain of your previously incurred fees and expenses, the payment of a bonus and your release of claims which you may have against Pressure BioSciences, Inc. (the "Company").

         1. Premises. As a result of the termination of your employment by the Company in February 2003, we understand that you incurred substantial fees and expenses for which you have not previously been indemnified relating to lost wages and severance benefits and to your actions as a stockholder to address the Company's termination of your employment. We also understand that you may have certain claims against the Company relating to your termination and such fees, expenses, lost wages and severance benefits.

         We recognize and applaud your valuable efforts in the restructuring of the Company despite your termination of employment and during the time of your consulting engagement commencing in June, 2003 and your subsequent re-employment with the Company in April, 2004. Your tireless efforts in transitioning the sale of the Company's Diagnostics and Biotech business units from a certain third party as a potential buyer to negotiating and consummating the sale to SeraCare Life Sciences, Inc. at a substantially higher purchase price yielded substantially greater value to the Company and our stockholders. Second, we commend your successful leadership in concluding the sale of our Laboratory Instruments business unit in June, 2004. This Source Scientific transaction was an important step in the overall restructuring of the Company to enable us to focus predominantly on our pressure cycling technology (PCT). Third, we are grateful for your persistence in navigating the regulatory environment to commence and consummate our issuer tender offer which enabled all of our stockholders to elect either to remain as stockholders in our repositioned Company focused on pressure cycling technology or to accept a cash payment at a substantial premium over pre-announcement market prices.

         2. Reimbursement and Payment. Promptly after the execution of this letter agreement, the Company will pay you in one lump sum an aggregate of $400,000 (i) to reimburse you for your costs and expenses, as well as lost wages and severance benefits, relating to your termination of employment as referred to above, and (ii) as a bonus to reward your valuable contributions to the Company and our stockholders in the overall restructuring and repositioning of our Company. The Company will withhold taxes as may be required under law in connection with such reimbursement and payment.

         3. Interest Payment. Reference is made your indebtedness to the Company in the aggregate principal amount of $1,000,000 plus accrued interest. This indebtedness arose from the Company's pledge of $1,000,000 of cash collateral to Commerce Bank & Trust Company ("Commerce Bank") in connection with a loan or loans from Commerce Bank either to you or an affiliate of yours, Resort Accommodations International LLC ("RAI") (the "Commerce Bank Loan"). Without limiting the foregoing, reference is specifically made to (i) that certain Limited Guaranty by the Company for the benefit of Commerce Bank dated January 15, 2002, (ii) that certain Junior Participation Agreement also dated January 15, 2002 by and between Commerce Bank, RAI and the Company, (iii) that certain Pledge Agreement also dated January 15, 2002 by and between the Company and Commerce Bank, and (iv) that certain Pledge and Security Agreement dated as of January 15, 2002 by and between you, the Company and Commerce Bank. You hereby ratify, confirm and acknowledge your indebtedness to the Company in the aggregate principal amount of $1,000,000 plus accrued interest in the amount of $174,382.09 with additional interest accruing at a floating annual rate of prime (as announced by Commerce Bank from time to time) plus 2%. You hereby further ratify, confirm and acknowledge your obligations to the Company under such agreements referred to in clauses (i) through (iv) above (the "Company's Guarantee") and that any and all obligations of you and/or RAI to Commerce Bank have been subordinated to the Company. Finally, you ratify, confirm and acknowledge that pursuant to such subordination, you have pledged to the Company 489,657 shares of the Company's Common Stock owned by you to secure your repayment obligations to the Company of the $1,000,000 loan plus interest thereunder, and that the Company currently maintains a first priority security interest in such pledged shares of Common Stock.

         Simultaneously with the Company's payment to you of the $400,000 referred to in paragraph 2, above, you will pay the Company $174,382.09 in satisfaction of all unpaid interest accrued to date on the $1,000,000 loan.

         4. General Release. In consideration of the Company's payment to you of $400,000 referred to in paragraph 2, above, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you hereby release, remise, and forever discharge the Company and the Company's officers, directors and affiliates from all debts, demands, actions, causes of actions, suits, accounts, covenants, contracts, agreements, damages, and all claims and liabilities of every nature, which you or your successors or assigns now have or ever had against the Company or its officers, directors and affiliates, jointly, severally, or individually.

         5. Successors and Assigns. All of the provisions of this letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors and assigns.

         6. Choice of Law. The laws of the Commonwealth of Massachusetts shall govern the validity of this letter agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

         7. Waiver. No failure or delay by either party in exercising any right under this letter agreement will operate as a waiver of such right or any other right under this letter agreement. Waiver by one party hereto of any breach of or failure to comply with any provision of this letter agreement by the other shall not operate or be construed as a continuing waiver.

         8. Modification or Amendment. No amendment, change or modification of this letter agreement shall be valid unless in writing signed by the parties hereto.

         9. Unenforceability of Provisions. If any provision of this letter agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this letter agreement shall nevertheless remain in full force and effect.

         10. Counterparts. This letter agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11. Captions. Captions have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provisions of this letter agreement.

         If this letter agreement accurately reflects our mutual agreement regarding the subject matter hereof, please so indicate you agreement by signing where indicated below with the intention of becoming legally bound hereby.


                                       PRESSURE BIOSCIENCES, INC.


                                       By: /s/ J. DONALD PAYNE
                                           -------------------------------------
                                           J. Donald Payne, Director
Understood and Agreed:

/s/ RICHARD T. SCHUMACHER
----------------------------------
Richard T. Schumacher